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EXHIBIT 10.55



                                 March 27, 1997



David I. Goulden
73 Caterina Heights
Concord, MA 01742



Dear David:

      In connection with and as an incentive to your continuing employment with Wang Laboratories, Inc. ("WLI"), I am pleased on Wang's behalf to offer you the following:

      (1) WLI hereby offers you a special bonus and retention payment of three hundred thousand ($300,000) dollars (the "Bonus") on the following terms. WLI will pay the Bonus to you, less applicable withholding, in cash promptly upon your agreeing to the terms hereof by signing this letter in the space provided for that purpose below and returning it to WLI. By your acceptance of the Bonus, you agree that you will promptly repay to WLI the full amount of the Bonus in cash if: (a) you voluntarily terminate your employment with WLI for convenience prior to September 26, 1998, unless such termination is (i) by reason of your death or disability, (ii) by you prior to the occurrence of a Change in Control (as defined below) by reason of any action by WLI inconsistent with the terms of your employment agreement or (iii) by you following the occurrence of a Change of Control with Good Reason (as defined below); or (b) WLI terminates your employment with WLI prior to September 26, 1998 for a Paragraph 3 Reason (as defined below).

      (2) In connection herewith, WLI and you are entering into a second amendment, in the form attached as Exhibit A hereto, to the Agreement, dated as of May 10, 1994 (as amended in October 12, 1995 and the date hereof, the "Change in Control Agreement"), between you and WLI.

      (3) The terms Change in Control and Good Reason used in the first paragraph of this letter shall have the meanings ascribed to them in the Change in Control Agreement. The term Paragraph 3 Reason used in this letter shall mean the willful, documented and continued failure by you to perform duties reasonably assigned to you by WLI, a substantial, and not de minimis, violation by you of the WLI's Standards of Ethics and Business Conduct or its Rules of Employee Conduct (and any successor documents, however titled), as the same are in effect from time to time, or your conviction of a felony.



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      (4)   Reference is made to that certain Agreement between you and WLI which you executed on June 13, 1996 (the "Tax Equalization Agreement"). Your obligation to make the payments under the Tax Equalization Agreement totaling $38,777 shall be waived effective as of September 26, 1998 on the condition that you continue to be an employee of WLI on a continuous basis through such date; provided, however, that if your employment with WLI is terminated for a reason specified in subclause (i), (ii) or (iii) of clause (a) of paragraph (1) of this letter or by WLI other than for a Paragraph 3 Reason, then your obligation to make such repayments shall be waived effective as of the termination of your employment with WLI.

      If you wish to accept the Bonus and agree to the repayment obligation on the terms set forth above, please so indicate in the space provided for that purpose below.


                                          Very truly yours,

                                          WANG LABORATORIES, INC.



                                          By: /s/ Joseph M. Tucci
                                              -------------------------------
                                              Joseph M. Tucci


Accepted and Agreed:

By: /s/ David I. Goulden
    ----------------------------
    David I. Goulden